Aradigm Announces Approval of Application to Transfer Stock Listing to Nasdaq Capital Markets

HAYWARD, CA -- 05/01/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced that The Nasdaq Stock Market has approved its application to transfer the listing of its common stock to the Nasdaq Capital Market. The transfer is expected to be effective at the open of business on Tuesday May 2, 2006. Aradigm's common stock will continue to trade under the symbol "ARDM" after the transfer is completed.

"This will be a seamless transfer for our shareholders as the securities listed on both the National Market and the Capital Market share similar listing standards with respect to corporate governance," said Bryan Lawlis, Ph.D. President and Chief Executive Officer of Aradigm. "We will continue to closely monitor our progress against the compliance criteria set forth by Nasdaq with the goal of returning to the National Markets in the appropriate timeframe."

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, smoking cessation, and diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370